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                                                                   EXHIBIT 10.04

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R., SECTIONS 200.80(b)(4), 200.83 and 230.406

                           [GENERAL MAGIC LETTERHEAD]

April 16, 2001

CONFIDENTIAL

Mark D. Strumwasser
8033 Paseo Arrayan
Carlsbad, CA  92009

Dear Mark:

We are very pleased to extend an offer to you to join the General Magic team as Vice President, Sales, reporting to Kathie Layton. This letter sets out the terms of your employment with General Magic. You will be paid a base salary of $7,692.31 every two weeks ($200,000 annualized), less applicable withholding. You will also receive our standard benefit package as described in the Benefits Summary included in this package.

As Vice President, Market Development, you will have the opportunity to earn a performance bonus in accordance with General Magic's Performance Bonus Plan, as such plan may be modified over time. This Plan is based upon your achievement of certain performance-based objectives as agreed to by you and your manager, as well as the achievement of certain fiscal Company objectives. Bonus payments, if any, shall be made in accordance with General Magic's Performance Bonus Plan and its normal payroll procedures and will be paid quarterly. Your annual target bonus is set at $50,000. We will guarantee your bonus for 2001 and will pay it over the remaining three quarters.

Your annual commission compensation at target will be $100,000. This is based on an anticipated target of $[**] million in revenue from new business, excluding the revenue from Onstar.

Subject to the approval of General Magic's Board of Directors ("the Board"), you will be granted an option to purchase 250,000 shares of the Company's Common Stock at an exercise price equal to the fair market value of that stock on your option grant date. One half of these options (125,000) will vest over a period of four years at the rate of 1/4 at the end of twelve months of employment, and 1/48th each month thereafter. The other half (125,000) will vest over a two year period, vesting 1/4 every six months. These options will be granted to you outside the Company's stock option plans and will be governed by and subject to the terms and conditions of the Company's standard form of nonplan stock option agreement. Board meetings typically

[**] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH
     THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.




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occur once each quarter, and the fair market value of the Company's stock may change based on the Company's financing activities, technical and business success, and other factors.

In addition, at the start of your employment, we will enter a Change of Control agreement with you substantially in the form attached hereto. If General Magic, in its sole discretion, terminates your employment within six months of your date of employment for any reason (other than for just cause or upon your death, disability or voluntary resignation), you will receive continuation of your base salary, less any applicable state and federal payroll taxes, for a period of three months from the date of your termination, in accordance with the company's payroll procedures then in effect.

            For purposes of this Agreement, a termination "for cause" occurs if you are terminated for any of the following reasons: (i) theft, dishonesty, misconduct or falsification of any employment or Company records; (ii) improper disclosure of the Company's confidential or proprietary information; (iii) any action by you which has a material detrimental effect on the Company's reputation or business; (iv) your failure or inability to perform any assigned duties after written notice from the Company to you of, and a reasonable opportunity to cure, such failure or inability; or (v) your conviction (including any plea of guilty or no contest) for any criminal act that impairs your ability to perform your duties under this Agreement.

As a condition of your employment, you will be required to sign General Magic's standard Employee Proprietary Information Agreement, without modification, on your first day of work. In addition, you will also be required to provide evidence of your identity and eligibility for employment in the United States. It is imperative that you bring appropriate documentation with you on your first day of employment; you cannot be put on General Magic's payroll without it. The required documentation is described within this package.

General Magic's employment relationship with all employees is an "at-will" arrangement where the employment relationship is voluntary, for no specified term, and based on mutual consent. As such, your employment may be terminated by you or General Magic at any time, with or without cause or advance notice.

This offer is valid until end of day Monday, April 16, 2001. The terms and conditions of this offer letter and the proprietary agreement referenced above supersede any prior written or oral communications with you concerning your employment at General Magic. The provisions of this agreement regarding "at will" employment may only be modified by a document signed by you and the President of General Magic. Please indicate your acceptance of these terms and conditions by signing and dating the enclosed original of this letter and returning it to me. Please retain the duplicate for your records.


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Your acceptance of our offer represents a unique opportunity for us both to grow and succeed. We want to thank you in advance for your faith in us, and for the commitment you have made to our common vision. We look forward to working with you.

Welcome to General Magic!

GENERAL MAGIC, INC.

/s/ KATHIE LAYTON
-----------------------
Kathie Layton
President and CEO

I agree to and accept employment with General Magic, Inc. on the terms and conditions set forth in this letter.

/s/ MARK D. STRUMWASSER 4/16/01
-----------------------
Mark D. Strumwasser

Start date:  April 30, 2001 (or sooner)